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Tesco Corporation Announces Robert Kayl Appointed Senior Vice President and Chief Financial Officer

For Immediate Release

Trading Symbol:

"TESO" on NASDAQ

July 2, 2008

Tesco Corporation ("TESCO" or "the Company") today announced that Robert L. Kayl, the Company's Vice President and Controller, has been named Senior Vice President and Chief Financial Officer effective July 2, 2008. Julio Quintana, TESCO's President and Chief Executive Officer said, "Bob has played a key role at the Company since arriving in 2005; we are fortunate to have Bob as part of our TESCO team and confident that he is the right person to guide our finance organization going forward."

Mr. Robert L. Kayl, 37, has served as TESCO's acting Chief Financial Officer since June 25, 2008 and has been Vice President and Corporate Controller since August 2007. He has been the Company's principal accounting officer since April 8, 2008. Prior to assuming his current position, Mr. Kayl worked for one of the Company's subsidiaries as the Vice President, Tax and Treasury from September 2006 until August 2007 and as Vice President, Tax and Strategic Planning from September 2005 until September 2006. Prior to joining the Company in 2005, Mr. Kayl worked for Noble Drilling Services Inc., a subsidiary of Noble Corporation, as Tax Director.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry, including Top Drives, the Casing Drive System™ and other rig floor solutions. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

Julio Quintana (713) 359-7000

Tesco Corporation

FORWARD-LOOKING STATEMENTS

This release contains statements that may constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures and earnings and technical results. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers' exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of rental activities; uncertainty of estimates and projections of costs and expenses; risks in conducting foreign operations (e.g. political and fiscal instability) and exchange rate fluctuations); uncertainty and risks in technical results and performance of technology; and other uncertainties.